SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2015

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2015, the Board of Directors of Selectica, Inc. (the “Company”) appointed Mr. Patrick Stakenas as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors, replacing Mr. Blaine Mathieu, who resigned as President, Chief Executive Officer and as a member of the Board of Directors on June 3, 2015. Prior to being appointed Chief Executive Officer and President, Mr. Stakenas, 54, has served as the Company’s Chief Strategy Officer since January 2014.

Prior to joining the Company, Mr. Stakenas was a Gartner Analyst authoring forward-looking strategies that helped enterprises and vendors shape their future technology offerings. He has been involved with enterprise-supporting technology for almost 20 years. Having founded ForceLogix Technologies Inc. in 2005, he led the company to a successful IPO and ultimate acquisition by CallidusCloud in 2011. Mr. Stakenas formerly served in executive roles at CCC Information Services, FileNet, Inc., and OpenText Corporation. Mr. Stakenas served for 14 years with RR Donnelly, prior to its acquisition by Moore Corporation Ltd., in various management and executive roles. Mr. Stakenas holds a Bachelor’s degree in Business Administration and Marketing from Ferris State University and an Executive Management Certificate from Northwestern’s Kellogg School of Business.

In connection with his appointment as President and Chief Executive Officer of the Company, on June 3, 2015 the Company entered into an employment offer letter and a severance agreement with Mr. Stakenas. The employment offer letter provides for an annual salary of $300,000 and provides that Mr. Stakenas will be eligible to be considered for an incentive bonus as may be established by the Board of Directors or the Board’s Compensation Committee from time to time. The severance agreement provides that if Mr. Stakenas’s employment is terminated by the Company without Cause or by Mr. Stakenas for Good Reason, in each case within 12 months following a Change in Control of the Company (as each such term is defined in the severance agreement), the Company will be required to pay Mr. Stakenas severance benefits equal to his then-existing base salary and the employer portion of Mr. Stakenas’s monthly health insurance premium for a period of 12 months following his separation from service, less applicable withholdings and deductions and subject to Mr. Stakenas signing a general release of claims. If Mr. Stakenas’s employment is terminated by the Company without Cause prior to a Change in Control, the Company will be required to pay Mr. Stakenas severance benefits equal to his then-existing base salary and the employer portion of Mr. Stakenas’s monthly health insurance premium for a period of 6 months following his separation from service, less applicable withholdings and deductions and subject to Mr. Stakenas signing a general release of claims. Copies of the employment offer letter and the severance agreement are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference into this Item.

Mr. Stakenas will also be granted an option to purchase 100,979 shares of the Company’s common stock and 43,000 restricted stock units (“RSUs”) under the Company’s 2015 Equity Incentive Plan, subject to vesting over a 48-month period, with one quarter (1/4) of the option shares and one quarter (1/4) of the RSUs vesting after 12 months of continuous service from Mr. Stakenas’s start date, and the remaining option shares and RSUs vesting in equal monthly installments over the following 36 months of continuous service to the Company. Under the terms of his severance agreement, the option shares and RSUs would vest in full if Mr. Stakenas’s service to the Company is terminated by the Company without Cause or by him for Good Reason within 12 months following a Change in Control. The option shares will be exercisable for 10 years following the date of grant.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter of Employment, dated as of June 3, 2015, by and between Selectica, Inc. and Patrick Stakenas.

10.2	Severance Agreement, dated as of June 3, 2015, by and between Selectica, Inc. and Patrick Stakenas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2015

SELECTICA, INC.

	By:	/s/ Todd Spartz
Name: Todd Spartz
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter of Employment, dated as of June 3, 2015, by and between Selectica, Inc. and Patrick Stakenas.

10.2	Severance Agreement, dated as of June 3, 2015, by and between Selectica, Inc. and Patrick Stakenas.